Exhibit 99.1

Organovo Holdings, Inc. announces completion of

2.3 million outstanding warrant redemption

SAN DIEGO, March 19, 2013, Organovo Holdings, Inc. (OTCQX: ONVO) (“Organovo”), a creator and manufacturer of functional, three-dimensional human tissues for medical research and therapeutic applications, today announced the successful closure of its redemption period for certain outstanding warrants initially issued to investors participating in private placement financings in 2012. During the redemption notice period one hundred percent of affected warrant holders exercised their warrants, raising approximately $2.3 million of non-dilutive capital. In aggregate the combination of the warrant tender offer closed December 21, 2012 and the exercise of warrants during this redemption period has enabled Organovo to significantly improve its balance sheet, help position the Company to qualify to list its common stock on the NYSE MKT or NASDAQ exchange, and decreased a significant portion of the derivative liability from its balance sheet.

A Notice of Redemption was mailed to affected warrant holders on February 5, 2013. Those warrant holders had until 5:00 p.m. ET on March 14, 2013, to exercise their outstanding warrants at $1.00 per share. Any warrants that would have remained unexercised would have automatically been redeemed by the company at a redemption price of $0.0001 per share of common stock then issuable upon exercise of the redeemed warrant.

Approximately 16.7 million warrants were originally issued as part of a first quarter 2012 private placement in which the Company raised $15.2 million. Prior to this Notice of Redemption approximately 13.8 million shares had been exercised. This included 9.5 million shares as a part of Organovo’s tender offer which closed Dec. 21, 2012. In addition, approximately 1.6 million placement agent warrant shares had been exercised or cancelled. Following the warrant redemption, warrants to purchase approximately 4.5 million shares will remain outstanding and were not affected by the redemption notice. Those warrants were issued to the placement agent during the 2011 and 2012 private placement financings, and to investors in a convertible bridge note issued in the fourth quarter of 2011. The bridge note converted to equity on February 8, 2012.

Keith Murphy, Chairman and Chief Executive Officer, commented “Organovo has made great progress in executing on its plan to remove warrant overhang on our stock and decrease derivative liability from our balance sheet, as part of a larger goal to pursue a senior listing. We believe the warrant exercises associated with the warrant tender offer and notice of redemption paves the way for the continued creation of shareholder value.”

About Organovo Holdings, Inc.

Organovo designs and creates functional, three-dimensional human tissues for medical research and therapeutic applications. The company is collaborating with pharmaceutical and academic partners to develop human biological disease models in three dimensions. These 3D human tissues have the potential to accelerate the drug discovery process, enabling treatments to be developed faster and at lower cost. In addition to numerous scientific publications, their technology has been featured in The Wall Street Journal, Time Magazine, The Economist, and numerous others. Organovo is changing the shape of medical research and practice. Learn more at www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that does not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including our annual report on Form 10-K filed with the SEC on March 15, 2013. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SOURCE Organovo Holdings, Inc.

Investor Contact, Barry Michaels, Chief Financial Officer, 1-858-224-1003, IR@organovo.com; or Gerry Amato, Booke & Company Investor Relations, admin@bookeandco.com; or Media Contacts, Mike Renard, EVP, Commercial Operations, 1-858-224-1006, mrenard@organovo.com